Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”), dated effective as of September 15, 2015 (the “Termination Date”), confirms the following understandings and agreements between La Quinta Holdings Inc., LQ Management L.L.C., and LQ Services L.L.C. (collectively, the “Company”) and Wayne Goldberg (hereinafter referred to as “you” or “your”).

WHEREAS, you executed that certain Amended and Restated Employment Agreement, dated as of September 30, 2003, as amended by that certain First Amendment to Amended and Restated Employment Agreement, dated November 9, 2005 and that certain Second Amendment to Amended and Restated Employment Agreement, dated January 25, 2006 (the “Employment Agreement”);

WHEREAS, among other positions, you are currently serving as the Chief Executive Officer of La Quinta Holdings Inc.; and

WHEREAS, you and the Company have mutually agreed that your employment with the Company and/or its direct and indirect parent(s), subsidiaries, and affiliates will terminate effective as of the Termination Date.

NOW, THEREFORE, in consideration of the promises set forth herein, you and the Company agree as follows:

1. Employment Status and Separation Payments.

(a) You acknowledge your separation from employment and all directorships with the Company and its direct and indirect parent(s) and subsidiaries and affiliates (excluding shareholders of the Company) (collectively, with the Company, the “Company Group”) effective as of the Termination Date, and after the Termination Date you will not represent yourself as being an employee, officer, director, agent or representative of the Company or any other member of the Company Group. The Company agrees that, after the Termination Date, the Company Group will make all reasonable efforts to immediately cease using your name or likeness in connection with the Company Group (other than as it relates to historical depictions) and holding you out as being a current employee, officer, director, agent or representative of the Company Group.

(b) The Company agrees that it will:

(i) provide you with the payments and benefits described on Exhibit A, attached hereto; and

(ii) treat, for purposes of your participation in the La Quinta Holdings Inc. 2014 Omnibus Incentive Plan (the “2014 Plan”), your termination of employment as described herein as if you are being terminated by the Company without “Cause” or by you for “Good Reason” (a “Good Leaver Termination Event”). Consistent therewith, Exhibit B, attached hereto, summarizes the acceleration applicable to your equity awards as a result of such Good Leaver Termination Event ((i) and (ii) together, the “Severance Benefits”). All of the Severance Benefits referenced in Exhibit B, attached hereto, will fully vest and be owned by you on the Termination Date, and all legends and restrictions on your already-vested shares, equity awards, and the Severance Benefits referenced in Exhibit B, attached hereto, will be removed upon delivery of a customary opinion to the Company.

(c) The Company will also reimburse you for reasonable and customary business expenses incurred prior to the Termination Date pursuant to the terms of the Company’s business expense policy; provided that you submit a completed expense reimbursement form and supporting documentation no later than thirty (30) days following the Termination Date.

(d) The Company will continue to indemnify you in accordance with Article VI of the Employment Agreement and paragraph 4(e) of the 2014 Plan, with these provisions of which are incorporated by reference and made a part hereof. The Company warrants and represents that, throughout your term of employment by or directorships with any of the Company Group, the Company Group has had in effect agreements, charters or by-laws, and insurance policies that comply with the requirements of Article VI of the Employment Agreement. The Company further agrees to indemnify you and hold you harmless on an after-tax basis for the actual increase in federal, state or local income taxes payable by you to the extent attributable to any net increase in taxable income of LQ Management L.L.C. (“LQM”) for any period or portion thereof ending on or prior to April 14, 2014 over the amount reflected on LQM’s IRS Form 1065 as filed for such period or portion, taking into account any tax benefits to you resulting from (i) such increase in taxable income or increase in taxes payable or (ii) any reduction in taxable income of LQM for any other such period or portion from the amount reflected on LQM’s IRS Form 1065 as filed; and the Company shall reimburse you for all reasonable fees (including, but not limited to, accountants’ and attorneys’ fees), bills, costs, expenses, taxes, interest, and penalties relating thereto, including, without limitation, any incurred in connection with any and all claims, inquiries, investigations, or audits relating thereto (and subject to execution by you of any undertaking as required by applicable law). You shall provide reasonable evidence of any net increase in taxes as the Company shall reasonably request.

(e) Subject to the provisions of paragraph 2 and your other rights referenced in this Agreement, you acknowledge and agree that the payment(s) and other benefits provided pursuant to this paragraph 1 are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under the Employment Agreement, any other alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group (excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s)).

2. Release and Waiver of Claims.

(a) As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b) You, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective as of the date hereof, do fully and forever release, remise and discharge the Company and any other member of the Company Group, and their respective current and former affiliates (including, The Blackstone Group L.P., and its affiliates), together with their respective current and former officers, directors, partners, members, fiduciaries, counsel, employees, agents, executors, administrators, successors and assigns (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation; provided, however, that you, your heirs, administrators, executors and assigns do not forfeit or release any rights under this Agreement or any legal claims or causes of action arising out of actions allegedly taken by any member of the Company Parties after the date of your execution of this Agreement. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

(c) The Company, for and on behalf of itself and any other member of the Company Group, and their respective executors, administrators, successors and assigns (collectively, the “Company Releasing Parties”), effective as of the date hereof, do fully and forever release, remise and discharge you, your heirs, administrators, executors, successors, assigns, partners, fiduciaries, counsel, employees and agents (collectively, the “Goldberg Released Parties”) from any and all claims whatsoever up to the date hereof which the Company Releasing Parties had, may have had, or now have against the Goldberg Released Parties, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company Group, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation; provided, however, that none of the members of the Company Group forfeit or release any right to recoup compensation under the La Quinta Holdings Inc. Incentive Compensation Clawback Policy (dated 03/03/2015 8:54 AM), any rights under this Agreement, any claims for fraud or a willful criminal act by you, or any legal claims or causes of action arising out of actions allegedly taken by you after the date of your execution of this Agreement. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

(d) By executing this Agreement, you specifically release all claims against the Company Parties through the date hereof relating to your employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans, subject to paragraphs 2(e) and 2(f) and your other rights under this Agreement.

(e) Notwithstanding the foregoing and any other provision in this Agreement, nothing in this Agreement shall be a waiver or release of: (i) your rights with respect to this Agreement, its enforcement or breach, or payment of amounts under this Agreement, (ii) your right to benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including your rights to elect COBRA coverage), (iii) any claims that cannot be waived by law including, without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or claims under the ADEA that arise after the date of this Agreement, or (iv) your right of indemnification (including those under Article VI of the Employment Agreement) as provided by, and in accordance with the terms of, paragraph 1(d) above, the Employment Agreement, the Company’s by-laws or a Company insurance policy providing such coverage.

(f) Nothing in this Agreement precludes you from filing, or precludes you from obtaining the benefits offered to you in this Agreement for having filed, an administrative charge of discrimination or an administrative charge within the jurisdiction of either the National Labor Relations Board or the Equal Employment Opportunity Commission (or other similar state or local agency) (“EEOC”). Additionally, nothing in this Agreement prohibits or impedes you from filing a charge or complaint, or communicating, with any federal, state or local government or law enforcement office, official or agency (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any such Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that (i) in each case, such communications and disclosures are consistent with applicable law, relevant to the possible violations, and (ii) the information subject to such disclosure was not obtained by you through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise. Notwithstanding the foregoing, you understand that the Company does not authorize the waiver of the attorney-client privilege or work product protection or any other privilege or protection belonging to the Company. With the exception of any of the foregoing claims, complaints or communications described in paragraph 2(e) and this paragraph 2(f), you affirm that you have not filed or caused to be filed, and presently are not a party to, any claim, complaint, or action against the Company in any forum or form, nor have you purported to assign any claim or part thereof which is released herein. Other than a benefit or remedy pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other provision of federal or state law pertaining to whistleblower incentives and protection, you promise never to seek or accept any damages, remedies, or other relief for yourself personally (any right to which you hereby waive and promise never to seek or accept) with respect to any claim included in this paragraph 2(f), in any proceeding, including but not limited to, any EEOC proceeding.

(g) You acknowledge and agree that by virtue of the foregoing, and subject to your rights referenced in paragraphs 2(e) and 2(f) and otherwise in this Agreement, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this paragraph 2. Therefore, and subject to your rights referenced in paragraphs 2(e) and 2(f) and otherwise in this Agreement, you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

3. Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

(a) Are able to read the language, and understand the meaning and effect, of this Agreement;

(b) Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c) Understand that, by entering into this Agreement, you do not waive rights or claims under ADEA that may arise after the date you execute this Agreement;

(d) Had or could have the entire Review Period in which to review and consider this Agreement, and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;

(e) Were advised to consult with your attorney regarding the terms and effect of this Agreement; and

(f) Have signed this Agreement knowingly and voluntarily.

4. No Suit. You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file a complaint, charge or lawsuit against any of the Company Parties for any of the claims released herein.

5. Binding Nature, Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and the Company Group’s successors and assigns. The provisions hereof shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns, as applicable, and the Company Group’s executors, administrators, legal representatives, successors and assigns, as applicable.

6. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

7. Restrictive Covenants.

(a) The provisions of Section 4.3 (Confidential Information) of the Employment Agreement are incorporated by reference and made a part hereof.

(b) For the avoidance of doubt, the Company Group confirms that the restrictive covenants described in Section 4.4 of the Employment Agreement, are terminated and of no further force or effect.

(c) You agree that:

(i) during the period commencing on the Termination Date and ending on January 15, 2016, you shall not, individually or on behalf of any person, firm, partnership, joint venture, association, corporation, company, enterprise, or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any business activity that is materially competitive with the current business activities of the Company Group within the United States of America or any other jurisdiction in which any member of the Company Group engages in business and derives a material portion of its revenues; and

(ii) during the one-year period commencing on the Termination Date, you shall not, directly or indirectly, whether as an employee, consultant, independent contractor, partner, or joint venturer, solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company to terminate such person’s employment or agency, as the case may be, with the Company.

(d) You agree that from and after the Termination Date, you will not, orally or in writing, disparage the Company Parties or otherwise take any action which could reasonably be expected to adversely affect the business reputation of the Company. The Company, on behalf of itself and any other member of the Company Group, agrees that from and after the Termination Date, the Company Group and the directors and executive officers of the Company Group will not, orally or in writing, disparage you or your performance or otherwise take any action which could reasonably be expected to adversely affect your personal or professional reputation. “Disparage” means negative, defamatory, injurious, or false statements. This paragraph 7 does not limit or hinder your rights under Section 7 of the National Labor Relations Act, and does not bar you from making any truthful statements in any court proceeding or governmental investigation. Notwithstanding the foregoing, you and the Company mutually agree that the other party will be entitled to describe your responsibilities and roles while employed by the Company and that you and the Company mutually agreed to terminate your employment with the Company. Your and the Company’s obligations under this paragraph 7 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

(e) You and the Company acknowledge and agree that each of your and the Company’s respective remedies at law for a breach or threatened breach of any of the provisions of this paragraph 7 would be inadequate and you and the Company Group would suffer substantial, continuing, and irreparable damages as a result of such breach or threatened breach. In recognition of this fact, you and the Company agree that in the event of such a breach or threatened breach, in addition to any remedies at law, you and the Company, without posting any bond, shall respectively be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available by a court of appropriate jurisdiction without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach.

(f) It is the desire and intent of the parties to this Agreement that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If for any reason any provision of this Agreement is determined to be invalid or unenforceable, or excessively broad as to duration, scope, activity or subject, in whole or in part, such determination will not affect any other provision of this Agreement or the remaining portion of this Agreement, and the provision in question shall be modified by the court so as to be rendered enforceable to the maximum extent compatible with applicable law.

8. Cooperation. You agree that, after the Termination Date, you shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company; provided, however, that such cooperation shall not materially and adversely affect you or expose you to an increased probability of civil or criminal litigation. Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. After the Termination Date, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall also provide you with compensation on an hourly basis (to be derived from your current or last applicable level of base compensation, as paid by the Company) for requested litigation and regulatory cooperation that occurs after the Termination Date, and reimburse you for all costs and expenses incurred in connection with your performance under this paragraph, including, but not limited to, reasonable attorneys’ fees and costs.

9. Return of Property. You agree that you will promptly return to the Company all property belonging to the Company and/or any other member of the Company Group, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, keys, card access to the building and office floors, Employee Handbook, phone card, computer user name and password, disks and/or voicemail code. You may retain your Company-provided computer and cellular telephone (including telephone number) and other home office equipment; provided, that you provide such items to the Company to remove all proprietary and/or confidential information and documents in any form belonging to the Company Group on the Termination Date.

10. Press Release. You and the Company agree that the press release issued will be in the form attached hereto as Exhibit C.

11. Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. This Agreement may be executed either by original or facsimile, either of which will be equally binding.

13. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the termination of your employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, the Employment Agreement (other than the provisions of the Employment Agreement or other documents that are expressly referenced in this Agreement and incorporated herein by reference). Nothing in this Agreement is intended to amend or alter any of your rights relating to your equity holdings in the Company or Severance Benefits, including under the 2014 Plan, and your rights will, to the extent applicable, expressly survive the execution of this Agreement in accordance with the terms thereof and with the terms of this Agreement.

14. Taxes. The Company may withhold from any payments made under this Agreement applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. You acknowledge and represent that the Company has not provided any tax advice to you in connection with this Agreement and you have been advised by the Company to seek tax advice from your own tax advisors regarding this Agreement and payments and benefits that may be made to you pursuant to this Agreement.

15. Governing Law; Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF TEXAS, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE.

16. Opportunity for Review; Acceptance. You have through the twenty-first (21st) day following the date hereof (the “Review Period”) to review and consider this Agreement. To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of this Agreement to the Company, to the attention of the Company’s General Counsel. Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution (the “Revocation Period”), during which time you may revoke your acceptance of this Agreement by notifying the General Counsel, in writing, via facsimile at (214) 492-6500. To be effective, such revocation must be sent to the Company no later than 5:00 p.m. on the seventh (7th) calendar day following its execution. Provided that this Agreement is executed and you do not revoke it, the eighth (8th) day following the date on which this Agreement is executed shall be its effective date (the “Effective Date”). In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, or if you otherwise revoke this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligations hereunder.

*            *             *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

LA QUINTA HOLDINGS INC.

By:	/s/ Mark Chloupek
	Name:	Mark Chloupek
	Title:	Executive Vice President and General Counsel
	Date:	September 16, 2015

LQ MANAGEMENT L.L.C.

By:	/s/ Mark Chloupek
	Name:	Mark Chloupek
	Title:	Vice President
	Date:	September 16, 2015

LQ SERVICES L.L.C.

By:	/s/ Mark Chloupek
	Name:	Mark Chloupek
	Title:	Vice President
	Date:	September 16, 2015

[Signature Page to Separation and Release Agreement]

/s/ Wayne Goldberg Wayne Goldberg
Date: September 16, 2015

[Signature Page to Separation and Release Agreement]

EXHIBIT A

Schedule of Severance Payments

Severance Payments Calculation:

Base Salary:	$840,000.00
Annual Bonus:	$1,680,000.00
Sum of Base Salary and Annual Bonus	$2,520,000.00
Total Severance Payments	$7,560,000.00
(Three Times the Sum of Base Salary and Annual Bonus)

Timing of Severance Payment:

The Severance Payment shall be made on the next regularly scheduled payroll date following the Effective Date (as defined in the Separation and Release Agreement to which this Exhibit A is attached).

Benefit Continuation:

The Company shall arrange to provide, for twelve (12) months following the Termination Date, insurance benefits (medical, dental, life and disability) on the same terms and conditions applicable to active executive officers of the Company. Such benefits shall be discontinued prior to the end of such twelve (12)-month period if you receive comparable coverage from a subsequent employer (except to the extent that the subsequent employer does not cover any preexisting medical or a previously covered member of your family).

Taxes:

All severance payments and benefits are subject to applicable withholdings per paragraph 14 of the Separation and Release Agreement to which this Exhibit A is attached.

EXHIBIT B

Acceleration Applicable to Equity Awards

Equity Award	Acceleration of Equity Award
2014 Equity Awards
Share Distribution Acknowledgement	N/A
Restricted Stock Award (IPO Grant)	N/A
Restricted Stock Award (Retention Grant)	177,966 shares
Restricted Stock Award (Time-Based)	11,765 shares
Performance Share Unit Award	46,695 shares
2015 Equity Awards
Restricted Stock Award (Time-Based)	9,824.33 shares
Performance Share Unit Award	13,871 shares
Total	260,121.33 shares

La Quinta Holdings Appoints CFO Keith Cline As Interim President & CEO

- Wayne Goldberg Steps Down From Leadership Positions In The Company -

IRVING, Texas (September 17, 2015) – La Quinta Holdings Inc. (NYSE: LQ) announced today that Wayne Goldberg has stepped down from his leadership positions in the Company by mutual agreement with the Company’s Board of Directors. The Board has appointed Keith Cline, the Chief Financial Officer, as interim President and Chief Executive Officer, effective immediately. The Board, working with leading executive search firm Korn Ferry, will lead the search for a permanent CEO.

“La Quinta has an exceptionally strong and experienced management team in place to continue the Company’s robust franchise growth, deliver the outstanding experiences its guests have come to expect, and drive shareholder value,” Mitesh Shah, Chairman of the Board, said. “We appreciate Wayne’s more than 15 years of service to La Quinta, during which time he helped the Company reach many milestones, along with guiding the Company through its successful initial public offering. The Board has confidence in the Company’s management team to execute their strategic plan and we know that Keith will continue to build on the Company’s unique culture of innovation and customer service.”

Mr. Goldberg joined the Company in 2000 and has served as President and CEO since 2006. In announcing his departure, Mr. Goldberg reported that he has fulfilled his goals at La Quinta. During Mr. Goldberg’s tenure, La Quinta experienced substantial growth, introduced new brand standards, and became known for its technological capabilities.

“I am proud of the progress that has occurred over the past years at La Quinta,” Mr. Goldberg said. “I believe the Company is well positioned for the future. As such, it is a good time for me to look forward and explore new opportunities.”

Mr. Cline has served as La Quinta’s Executive Vice President and Chief Financial Officer since January 2013, and helped to lead the Company through its successful initial public offering in April 2014. From 2011 to 2013, prior to joining La Quinta, he was Chief Administrative Officer and Chief Financial Officer at Charming Charlie, Inc., and from 2006 to 2011, Mr. Cline was Senior Vice President of Finance at Express, Inc. (NYSE: EXPR). Mr. Cline began his career at Arthur Andersen & Company and held financial leadership roles at The J.M. Smucker Company (NYSE: SJM), FedEx (NYSE: FDX), Custom Critical, and L Brands, Inc. (NYSE: LB).

“We will continue to execute our growth strategy through our capital light franchising business, optimize the value of our owned hotel portfolio, and ensure that the La Quinta brand remains a leader in the midscale and upper midscale segments of the lodging industry,” Mr. Cline said.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements regarding our transition to new leadership of the Company, performance of our business, our financial results, our liquidity and capital resources and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About La Quinta Holdings Inc.

La Quinta Holdings Inc. (LQ) is a leading owner, operator and franchisor of select-service hotels primarily serving the upper-midscale and midscale segments. The Company’s owned and franchised portfolio consists of more than 875 properties representing over 87,000 rooms located in 47 US states, Canada, Mexico and Honduras. These properties operate under the La Quinta Inn & Suites™, La Quinta Inn™ and LQ Hotel™ brands. La Quinta’s team is committed to providing guests with a refreshing and engaging experience. For more information, please visit: www.LQ.com.

From time to time, La Quinta may use its website as a distribution channel of material company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at www.lq.com/investorrelations. In addition, you may automatically receive email alerts and other information about La Quinta when you enroll your email address by visiting the Email Notification section at www.lq.com/investorrelations.

Contacts:

Investor Relations

214-492-6896

investor.relations@laquinta.com

Media:

Phil Denning – 646-277-1258

Jason Chudoba – 646-277-1249

Phil.Denning@icrinc.com

Jason.Chudoba@icrinc.com

Travis J. Carter, on behalf of Wayne Goldberg

214-653-4856

tcarter@brewerattorneys.com